Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our report dated March 25, 2009 (May 18, 2009, as to the effects of the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”), and related disclosures in Notes 2, 3, 15, 16, 17, and 18), relating to the consolidated financial statements of Clearwire Corporation and subsidiaries for the year ended December 31, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the business combination between Clearwire Corporation and the WiMax Operations of Sprint Nextel Corporation and the retrospective adjustments related to the adoption of SFAS No. 160, appearing in the Current Report on Form 8-K of Clearwire Corporation filed on May 18, 2009), and (2) our report dated March 11, 2008 (March 25, 2009, as to Note 19), relating to the consolidated financial statements of Clearwire Corporation and subsidiaries as of December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for stock-based compensation upon the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment), appearing and included in the Annual Report on Form 10-K of Clearwire Corporation for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP

Seattle, Washington
December 21, 2009